Exhibit 10.29

HOKU SCIENTIFIC, INC.

CALENDAR YEAR 2005 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	Overview

The compensation philosophy of Hoku Scientific, Inc. (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance-based compensation. Executive Officers (as defined below), who commenced employment at the Company on or before January 31, 2005 and are employees of the Company on and as of December 31, 2005 (collectively, the “Participants”), shall be eligible to participate in the Calendar Year 2005 Executive Incentive Compensation Plan (the “Plan”). For purposes of the Plan, the Company’s Section 16 reporting officers shall qualify as “Executive Officers.”

The Plan is designed to award a payment (each an “Incentive Payment”) for performance in calendar year 2005 to a Participant if the Company achieves certain corporate performance targets (“Corporate Targets”) as described below, as determined in the sole discretion of the independent members of the Company’s Board of Directors (the “Independent Committee”).

Each Incentive Payment shall be split such that fifty percent (50%) is allocated to cash and fifty percent (50%) is allocated to a stock award pursuant to the Company’s 2005 Equity Incentive Plan (the “Stock Plan”). The Independent Committee shall determine the amounts and the timing of the issuance of such stock awards under the Stock Plan in their sole discretion.

2.	Determination of Calendar Year 2005 Incentive Payments

A Participant may receive an Incentive Payment if the Corporate Targets are achieved, as determined in the sole discretion of the Independent Committee.

For calendar year 2005, each Participant’s Incentive Payment will be split among four categories of Corporate Targets as follows, as determined by the Independent Committee:

•	Thirty-seven and one-half percent (37.5%) is allocated to the achievement of revenue, net income and stockholder value targets;

•	Twenty-five percent (25%) is allocated to the achievement of product development targets;

•	Twenty-five (25%) is allocated to the achievement of business development targets; and

•	Twelve and one-half percent (12.5%) is allocated to the achievement of corporate best practices targets.

The maximum amount of an Incentive Payment a Participant may receive upon achievement of the Corporate Targets is 120% of the Participant’s base salary as of July 8, 2005.

3.	Miscellaneous Provisions

The Independent Committee may amend or terminate this Plan at any time in their sole discretion. Further, the Independent Committee may modify the Corporate Targets and/or Incentive Payment Amounts and the allocation of value between such amounts at any time in their sole discretion. For purposes of this Plan, a director’s independence shall be determined in accordance with The Nasdaq Stock Market, Inc. Listing Standards.

The Plan shall be governed by and construed in accordance with the laws of the State of Hawaii.